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                                                 Exhibit D-8

                        PENNSYLVANIA
                  PUBLIC UTILITY COMMISSION
                  HARRISBURG, PA 17105-3265

                        Public Meeting held October 23, 1997

Commissioners Present:

     John M. Quain, Chairman
     Robert K. Bloom, vice Chairman
     John Hanger
     David W. Rolka
     Nora Mead Brownell

                                                  S-00970640

Securities Certificate of West Penn Power Company for the issuance of debt securities in a principal amount not to exceed $200 million.

                               OPINION AND ORDER

BY THE COMMISSION:

     On  September 24, 1997, West Penn Power Company (West
Penn) filed for registration pursuant to Chapter 19 of the Public Utility Code, 66 Pa. C.S. 1901, et seq., a securities certificate for the issuance of debt securities in a principal amount not to exceed $200 million.

     West Penn is a subsidiary of Allegheny Energy, Inc., formerly known as Allegheny Power System, Inc.

     West Penn proposes to issue and sell prior to January
1, 2003 up to $200 million aggregate principal amount of secured or unsecured medium term notes, debentures, first mortgage bonds, pollution control or solid waste disposal revenue notes, or other debt securities in one or more series, but not to exceed a total of $200 million. The annual interest rate to be borne by each series of debt securities, the price to be paid to the Company and the compensation to be paid to underwriters will be determined at the time of issuance. The interest rate for each series of debt securities may be fixed or

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floating.  West Penn desires to have available sufficient
flexibility to adjust its financing program to developments in the market for debt securities when and as they occur, in order to obtain the best possible price or prices for the debt securities.

     The debt securities will be issued in one or more series, each such series to have a term or maturity not to exceed 30 years.

     If the debt securities are pollution control notes, they will be for refunding purposes only. They will be for the same dollar amount and will replace the currently outstanding notes for the series of bonds to which they correspond. The notes will support the issuance of a series of pollution control or solid waste tax-exempt bonds by the County or Commission of the particular county.

     West Penn desires to consummate some or all of the proposed transactions outlined above over the next five years in order to reduce its cost of long-term financing and thereby to maintain its position as a low cost producer of electric energy in order to meet the challenges presented over the next five years in a competitive business environment.

     Proceeds from the sale of debt securities will be used
(1) to compete effectively in the new utility market, (2) for possible early redemption of certain notes and bonds,
(3) for replacement of certain bonds at maturity, (4) for tender offers for notes and bonds, (5) for redemption of or tender for series of preferred stock, (6) for general corporate purposes, including the retirement of any short-term debt and ongoing construction expenditures, or (7) for any combination of the above.

     The Commission has examined West Penn Power Company's instant Securities Certificate and has determined that the proposed financing appears to be necessary or proper for the present or probably future capital needs of the utility, and that the Securities Certificate should be registered; THEREFORE,


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     IT IS ORDERED:

     1.   That the Securities Certificate of West Penn Power
          Company for the issuance of up to $200 million of debt securities is hereby registered.

     2. That West Penn Power Company filed with this Commission within 60 days of the completion of the issuance described in Ordering Paragraph No. 1, above, a statement setting forth the principal amount, terms, and conditions of each series issued.

                                   BY THE COMMISSION,


                                   /s/ James J. McNulty
                                   Acting Secretary
(SEAL)

ORDER ADOPTED: October 23, 1997

ORDER ENTERD:  October 23, 1997